Talbot Bank Announces Termination of Consent Order

EASTON, Md., May 11, 2015 /PRNewswire/ -- The Talbot Bank of Easton, Maryland (the "Bank"), the wholly owned subsidiary of Shore Bancshares, Inc. (the "Company") (NASDAQ: SHBI), announced today that the Federal Deposit Insurance Corporation (the "FDIC") and the Maryland Commissioner of Financial Regulation (the "Commissioner") have terminated the Consent Order (the "Order") the Bank entered into on May 24, 2013.

While the Order has been terminated, the Bank will be required to continue to adhere to certain requirements and restrictions based on commitments made to the FDIC and the Commissioner in connection with the termination of the Order, which include, among other things, continued reduction of classified assets and maintenance of capital in excess of regulatory minimums.

"Since 2013, we have diligently worked to meet the requirements of the regulators to achieve this milestone," said Patrick M. Bilbrough, Chief Executive Officer and President of the Bank. "The termination of the Order reflects our hard work to improve credit quality and raise new capital. We are grateful to the regulators for acknowledging our progress in restoring the overall condition of the Bank. We thank our employees for their ongoing efforts in helping us achieve this success." "The lifting of the Order provides the Company with the opportunity to pursue a number of strategic initiatives and improve the overall performance of the Company," said Lloyd L. "Scott" Beatty, Chief Executive Officer and President of Shore Bancshares, Inc.

The Bank is a member of the Shore Bancshares community of companies, the largest independent financial services company that offers banking, insurance and wealth management services to families and businesses on the Delmarva Peninsula. As a financial holding company with $1.1 billion in assets, the Shore Bancshares community of companies also includes CNB, Wye Financial & Trust, Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC and Jack Martin & Associates, Inc.

With 6 locations in Talbot and Dorchester counties, we serve the local needs of our customers and our community through personalized banking services and products, convenient locations and secure and reliable banking solutions. Our employees utilize every opportunity to bring value and deliver quality service to the communities we serve through personalized interactions with customers, business partners and community leaders. Our mission is your success.

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of two Maryland chartered commercial banks, The Talbot Bank of Easton, Maryland, and CNB; three insurance producer firms, The Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC and Jack Martin and Associates, Inc.; and an insurance premium finance company, Mubell Finance, LLC. Shore Bancshares, Inc. engages in the trust services business through the trust department at CNB under the name "Wye Financial & Trust". Additional information is available at www.shorebancshares.com.

CONTACT: George Rapp, Chief Financial Officer, 410-763-7800